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                                                               Exhibit 99(d)(1)

                                                                EXECUTION COPY


                          AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER, dated as of December 13, 2000 (this "AGREEMENT"), by and among Bodycote International plc, a public limited company organized under the laws of England ("PARENT"), Bodycote Investments VI Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of Parent ("MERGER SUB"), and Lindberg Corporation, a Delaware corporation (the "COMPANY").

      WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

      WHEREAS, in furtherance thereof, Parent proposes to cause Merger Sub to offer to purchase (as it may be amended from time to time as permitted under this Agreement (the "OFFER")) all the outstanding shares of common stock, par value $0.01 per share, of the Company, together with the associated Company Rights (as defined herein) ("COMPANY COMMON STOCK"), at a purchase price of $18.125 per share, net to the seller in cash, without interest on the terms and subject to the conditions set forth in this Agreement (such price, or any greater amount paid per share of Company Common Stock pursuant to the Offer, herein referred to as the "OFFER PRICE");

      WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company following the consummation of the Offer, on the terms and subject to the conditions set forth in this Agreement, whereby each issued share of Company Common Stock not owned by Parent, Merger Sub or the Company, other than the Appraisal Shares (as defined herein), shall be converted into the right to receive the price per share paid pursuant to the Offer; and

      WHEREAS, in order to induce Parent and Merger Sub to enter into this Agreement, concurrently with the execution and delivery hereof, Parent, Merger Sub and certain Stockholders (who own or have options to acquire approximately 21% of the outstanding shares of Company Common Stock ) are entering into a Tender and Voting Agreement, dated the date hereof (the "VOTING AGREEMENT");

      WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto hereby agree as follows:


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                                    ARTICLE I

                                    THE OFFER

      Section 1.01 THE OFFER. (a) Subject to the conditions of this Agreement and provided that this Agreement shall not have been terminated in accordance with its terms pursuant to Article VII hereof and none of the events set forth in paragraphs (a) through (f) of Exhibit A hereto shall have occurred or be existing, as promptly as reasonably practicable but in no event later than five business days after the date of the public announcement of this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, commence the Offer within the meaning of the applicable rules and regulations of the Securities and Exchange Commission (the "SEC"). The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment, and pay for, any shares of Company Common Stock tendered pursuant to the Offer are subject to the conditions set forth in Exhibit A. The Offer Price shall be net to the seller in cash, subject to reduction only for applicable federal back-up withholding or stock transfer taxes payable by seller as provided in Section 2.09(g). The Company agrees that no shares of Company Common Stock held by the Company will be tendered pursuant to the Offer. The initial expiration date of the Offer shall be the 20th business day following the commencement of the Offer. Notwithstanding anything to the contrary in this Agreement, if between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares of Company Common Stock, the Offer Price will be correspondingly adjusted on a per share basis to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares of Company Common Stock.

            (b) Merger Sub expressly reserves the right to waive any condition to the Offer or modify the terms of the Offer, except that, without the written consent of the Company, Merger Sub shall not (i) reduce the number of shares of Company Common Stock subject to the Offer, (ii) except in the circumstances set forth in the last sentence of Section 1.01(a), reduce the price per share of Company Common Stock to be paid pursuant to the Offer, (iii) change or waive the Minimum Tender Condition (as defined in Exhibit A), add to the conditions set forth in Exhibit A or modify any condition set forth in Exhibit A in any manner adverse to the holders of Company Common Stock (the "STOCKHOLDERS"), (iv) except as provided below in this Section 1.01(b), extend the Offer, (v) change the form of consideration payable in the Offer, or (vi) otherwise amend the Offer in any manner adverse to the Stockholders. Notwithstanding the foregoing, Merger Sub may (but shall not be obligated to), without the consent of the Company, (A) extend the Offer for one or more periods of time (which, without the written consent of the Company, shall not exceed ten days per extension nor thirty days in the aggregate) that Merger Sub reasonably believes are necessary to cause the conditions of the Offer set forth herein to be satisfied, if at the scheduled expiration date of the Offer any of the conditions to Merger Sub's obligation to purchase shares of Company Common Stock are not satisfied, until such time as such conditions are satisfied or waived, (B) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or (C) extend the Offer on one or more occasions for an aggregate period of not more than ten business days if the Minimum Tender Condition has been satisfied but fewer than 90% of the shares of Company Common Stock have been validly tendered and not withdrawn. Parent and Merger



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Sub agree that if all of the conditions to the Offer are not satisfied on any scheduled expiration date of the Offer then Merger Sub shall from time to time and on each such occurrence extend the Offer for a period of time (which, without the written consent of the Company, shall not exceed ten days per extension nor thirty days in the aggregate) that Merger Sub reasonably believes is necessary to cause the conditions of the Offer set forth herein to be satisfied until such conditions are satisfied or waived, provided that Merger Sub shall not be required to extend the Offer (i) if any condition to the Offer is not capable of completion prior to the Drop Dead Date despite the compliance by the parties hereto with their respective obligations under this Agreement or
(ii) beyond the Drop Dead Date (as defined in Section 7.01(b)). Merger Sub may elect to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), following its acceptance for payment of shares of Company Common Stock in the Offer. On the terms and subject to the conditions of the Offer and this Agreement, promptly after expiration of the Offer, Merger Sub shall, and Parent shall cause Merger Sub to, accept for payment and purchase all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer that Merger Sub is permitted to accept and pay for under applicable law.

            (c) As soon as practicable on the date of the public announcement of the Offer, Merger Sub will file or cause to be filed with the SEC the joint press release announcing the Offer under cover of Schedule TO. On the date of commencement of the Offer, Parent and Merger Sub shall file with the SEC, and cause to be disseminated to the Stockholders, as and to the extent required by applicable Federal securities laws, a Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement and other ancillary Offer documents (such Schedules TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "OFFER DOCUMENTS"). Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, supplement the information provided by it for use in the Offer Documents to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and each of Parent and Merger Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and the Offer Documents, as so amended or supplemented, to be disseminated to the Stockholders, in each case as and to the extent required by or deemed advisable under applicable Federal securities laws. The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents prior to their filing with the SEC or dissemination to the Stockholders. Parent and Merger Sub shall provide to the Company and its counsel in writing any written comments (and orally, any oral comments), Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and shall consult with the Company and its counsel prior to responding to any such comments.

            (d) Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any shares of Company Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer.



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      Section 1.02 COMPANY ACTIONS (a) The Company hereby approves of and consents to the Offer, the Merger and the other transactions contemplated by this Agreement. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Company's board of directors described in
Section 4.04(d).

            (b) The Company shall file with the SEC, simultaneously with the filing by Merger Sub of the joint press release under cover of Schedule TO, the joint press release announcing the Offer filed under cover of Schedule 14D-9 and, on the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Solicitation/Recommendation Schedule 14D-9, as amended or supplemented from time to time, the "SCHEDULE 14D-9"), subject to
Section 5.03(d), containing the recommendations referred to in Section 4.04(d). The Company will use its reasonable best efforts to have Schedule 14D-9 available for inclusion in the initial mailing (and any subsequent mailing) of the Offer Documents to the Stockholders. In the event that the Schedule 14D-9 is not available for inclusion in the initial mailing (and any subsequent mailing), the Company shall promptly, at its expense, mail such Schedule 14D-9 to Stockholders. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect and shall supplement the information provided by it for use in the Schedule 14D-9 to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Stockholders, in each case as and to the extent required by or deemed advisable under applicable Federal securities laws. Parent and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 prior to its filing with the SEC or dissemination to Stockholders. The Company shall provide Parent and its counsel in writing with any written comments (and orally, any oral comments) the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and shall consult with Parent and its counsel prior to responding to such comments.

            (c) In connection with the Offer and the Merger, the Company shall cause its transfer agent to furnish Merger Sub promptly, and in any event prior to the fifth business day after the date hereof, with mailing labels containing the names and addresses of the record holders of Company Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of Stockholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Company Common Stock, and shall furnish to Merger Sub such information and assistance (including updated lists of Stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the Stockholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, Parent and Merger Sub shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger



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and, if this Agreement shall be terminated, shall, upon request, deliver to the
Company all copies of such information then in their possession.

      Section 1.03      DIRECTORS OF THE COMPANY.

            (a) Promptly upon the purchase of and payment for shares of Company Common Stock by Merger Sub or any of its affiliates pursuant to the Offer, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product obtained by multiplying the total number of directors on such Board (giving effect to the directors designated by Parent pursuant to this sentence) by the percentage that the number of shares of Company Common Stock so purchased and paid for, plus any shares of Company Common Stock beneficially owned by Parent or its affiliates, including pursuant to the Voting Agreement, on the date of such purchase and payment bears to the total number of shares of Company Common Stock then outstanding. In furtherance thereof, the Company shall, upon request of Parent, promptly increase the size of its Board of Directors or secure the resignations of such number of directors, or both, as is necessary to enable Parent's designees to be so elected to the Company's Board and, subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, shall cause Parent's designees to be so elected. At such time, the Company shall, if requested by Parent, also cause directors designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Company's Board of Directors of each committee of the Company's Board of Directors. Notwithstanding the foregoing, if shares of Company Common Stock are purchased pursuant to the Offer, there shall be until the Effective Time at least two members of the Company's Board of Directors who are directors on the date hereof and are not employees of the Company nor designees, stockholders, affiliates or associates (within the meaning of the federal securities laws) of Parent (such directors, the "INDEPENDENT DIRECTORS") and if no Independent Directors remain, the other directors shall designate two persons to fill the vacancies neither of whom shall be either an employee of the Company or a designee, stockholder, affiliate or associate of Parent, and such persons shall be deemed to be Independent Directors for purposes of this Agreement.

            (b) The Company shall promptly take all actions required pursuant to
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under Section 1.03(a), including mailing to Stockholders together with the Schedule 14D-9 the information required by such
Section 14(f) and Rule 14f-1 as is necessary to enable Parent's designees to be elected to the Company's Board of Directors. Parent and Merger Sub will supply the Company and be solely responsible for any information with respect to them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

            (c) Following the election of Parent's designees to the Company's Board of Directors pursuant to this Section 1.03, prior to the Effective Time
(i) any amendment or termination of this Agreement by the Company, (ii) any extension or waiver by the Company of the time for the performance of any of the obligations or other acts of Parent or Merger Sub under this Agreement, or (iii) any waiver of any of the Company's rights hereunder shall, in any such case, require the concurrence of a majority of the Independent Directors (the "INDEPENDENT DIRECTOR APPROVAL").



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                                   ARTICLE II

                                   THE MERGER

      Section 2.01 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Merger Sub shall be merged with and into the Company at the Effective Time (as defined in Section 2.03). At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the "SURVIVING CORPORATION") and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

      Section 2.02 CLOSING. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the "CLOSING") shall take place at 10:00 a.m., Chicago-time, on the second business day after the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article VI (other than those conditions waived or by their nature to be satisfied at the Closing), at the offices of Bell, Boyd & Lloyd LLC, 70 West Madison, Suite 3300, Chicago, Illinois, 60602, or at such other time, date or place agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the "CLOSING DATE".

      Section 2.03 EFFECTIVE TIME. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on or after the Closing Date, a certificate of merger or other appropriate documents (in any such case, the "CERTIFICATE OF MERGER") shall be duly prepared, executed and acknowledged by the parties in accordance with the relevant provisions of the DGCL and filed with the Secretary of State of the State of Delaware. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such subsequent time or date (not later than 90 days after the date of filing) as Parent and the Company shall agree and specify in the Certificate of Merger. The time at which the Merger becomes effective is referred to in this Agreement as the "EFFECTIVE TIME".

      Section 2.04 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 259 of the DGCL.

      Section 2.05 CERTIFICATE OF INCORPORATION AND BY-LAWS. (a) At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended in its entirety to read as the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable law; provided, however, that the Certificate of Incorporation of the Surviving Corporation shall provide that the Surviving Corporation shall be named "Bodycote Lindberg Corporation" and shall contain indemnification and liability limitation provisions consistent with the obligations set forth in Section 5.12(a).

            (b) The By-Laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law; provided that the By-Laws of the Surviving



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Corporation shall contain indemnification and liability limitation provisions consistent with the obligations set forth in Section 5.12(a).

      Section 2.06 DIRECTORS. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

      Section 2.07 OFFICERS. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

      Section 2.08 EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder of any shares of capital stock of the Company, Parent or Merger Sub:

            (a) CAPITAL STOCK OF MERGER SUB. Each issued and outstanding share of common stock of Merger Sub, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

            (b) CANCELLATION OF TREASURY STOCK, PARENT-OWNED STOCK AND RIGHTS. Each share of Company Common Stock that is owned by the Company (as treasury stock), Parent or any wholly owned subsidiary of Parent (including Merger Sub) immediately prior to the Effective Time and each right to acquire shares of Company Common Stock existing immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor other than, in the case of such rights, as provided in Section 2.10.

            (c) CONVERSION OF COMPANY COMMON STOCK. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.08(b)) and the Appraisal Shares (as defined in Section 2.08(d)) shall be cancelled and extinguished and be converted into the right to receive from the Surviving Corporation in cash, without interest, the Offer Price (the "MERGER CONSIDERATION"). At the Effective Time all such shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares (a "CERTIFICATE") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such Certificate in accordance with Section 2.09 hereof. Any payment made pursuant to this Section 2.08(c) will be made net of applicable withholding taxes to the extent such withholding is required by law.

            (d) APPRAISAL RIGHTS. Notwithstanding anything in this Agreement to the contrary, shares (the "APPRAISAL SHARES") of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL ("SECTION 262") shall not be converted into the right to receive the Merger Consideration as provided in Section 2.08(c), but instead such holder



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shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. At the Effective Time, all Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by
Section 262, then the right of such holder to be paid the fair value of such holder's Appraisal Shares under Section 262 shall cease and such Appraisal
Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in
Section 2.08(c), without interest, upon surrender of the certificate formerly representing such shares of Company Common Stock. The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, and Parent shall have the opportunity to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

      Section 2.09 EXCHANGE OF CERTIFICATES. (a) PAYING AGENT. Prior to the Effective Time, Parent shall designate, or shall cause to be designated, Computershare Investor Services, LLC, or a bank or trust company reasonably acceptable to the Company to act as agent for the payment of the Merger Consideration upon surrender of Certificates (the "PAYING AGENT"), and, from time to time after the Effective Time, Parent shall provide, or cause the Surviving Corporation to provide, to the Paying Agent funds in amounts and at the times necessary for the payment of the Merger Consideration pursuant to
Section 2.08(c) upon surrender of Certificates, it being understood that any and all interest or income earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent.

            (b) EXCHANGE PROCEDURE. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in customary form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares formerly represented by such Certificate shall have been converted pursuant to Section 2.08(c), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock that is not registered in the stock transfer books of the Company, the proper amount of cash may be paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or



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is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

            (c) NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All cash paid upon the surrender of a Certificate in accordance with the terms of this
Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate. At the close of business on the day on which the Effective Time occurs the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be cancelled and exchanged as provided in this Article II.

            (d) RETURN OF SHARES AND DOCUMENTS. Promptly following the date which is one year after the Effective Time, the Paying Agent will deliver to Parent all cash, certificates and other documents in its possession relating to the transactions contemplated hereby, and the Paying Agent's duties will terminate. Thereafter, each holder of a Certificate (other than Certificates representing Appraisal Shares and Certificates representing shares held by Parent or in the treasury of the Company) may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in consideration thereof the aggregate Offer Price relating thereto, without any interest or dividends thereon.

            (e) NO LIABILITY. None of Parent, Merger Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. All funds held by the Paying Agent for payment to the holders of unsurrendered Certificates and unclaimed at the end of one year after the Effective Time shall be returned to the Surviving Corporation, after which time any holder of unsurrendered Certificates shall look as a general creditor only to Parent for payment of such funds to which such holder may be due, subject to applicable law.

            (f) LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, or if such person otherwise indemnifies the Surviving Corporation in a manner satisfactory to it, the Paying Agent shall pay in respect of such lost, stolen or destroyed Certificate the Merger Consideration.

            (g) WITHHOLDING RIGHTS. Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "CODE"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing



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authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

      Section 2.10 OPTIONS. (a) At the Effective Time, each holder of outstanding and unexercised options to purchase shares of Company Common Stock granted under any of the Company Option Plans or otherwise (each, a "COMPANY OPTION"), whether or not exercisable or vested, shall be entitled to receive, in full satisfaction of such Company Option, cash in an amount equal to the product of (A) the excess, if any, of the Offer Price over the exercise price per share thereof and (B) the number of shares of Company Common Stock subject to such Company Option.

            (b) The Company shall make the payment of the amount determined pursuant to Section 2.10(a) above to each holder as soon as reasonably practicable following the Effective Time, but in no event later than five business days following the Effective Time. At or prior to payment, the Company shall use its reasonable best efforts, if necessary to effect the cancellation of the Company Options, to obtain from each such holder in a form reasonably acceptable to Parent a consent to the cancellation of the holder's Company Options, and, with respect to Company Options that are incentive stock options, a waiver and acknowledgement of the loss of favorable tax treatment under
Section 422 of the Code. Notwithstanding any other provision of this Section 2.10, payment may be withheld in respect of any Company Option until the necessary consents are obtained.

                                   ARTICLE III

           REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

      Parent and Merger Sub jointly and severally represent and warrant to the Company that, except as set forth in a disclosure schedule dated as of the date hereof delivered by Parent to the Company:

      Section 3.01 ORGANIZATION AND QUALIFICATION. Each of Parent and Merger Sub is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted or as contemplated herein. Merger Sub is an indirect wholly-owned subsidiary of Parent.

      Section 3.02 AUTHORITY; NON-CONTRAVENTION; APPROVALS. (a) Each of Parent and Merger Sub has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly approved by the Board of Directors of each of Parent and Merger Sub, and by Parent as sole stockholder of Merger Sub, and no other corporate proceedings on the part of either Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or the consummation by each of Parent and Merger Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and legally binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms.

            (b) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or require any offer to purchase or any prepayment of any debt or result in the creation of any lien, security interest or encumbrance upon any of the properties or assets of Parent or any of its subsidiaries under any of the terms, conditions or provisions of (i) the respective certificates of incorporation or by-laws or similar organizational documents of Parent, Merger Sub or any subsidiary of Parent, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Parent, Merger Sub or any subsidiary of Parent or any of their respective properties or assets, subject in the case of consummation, to obtaining prior to the Acceptance Date the Parent Required Statutory Approvals, or (iii) any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, commitment, obligation, undertaking, permit, concession, franchise or license, whether oral or written (each, including all amendments thereto, a "CONTRACT") to which Parent, Merger Sub or any subsidiary of Parent is a party or by which Parent, Merger Sub or any subsidiary of Parent or any of their respective properties or assets may be bound or affected, other than, in the case of (ii) and (iii) above, such violations, conflicts, breaches, defaults, terminations, accelerations, offers, prepayments or creations of liens, security interests or encumbrances that would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

      For purposes of this Agreement, the term "PARENT MATERIAL ADVERSE EFFECT" shall mean any effect that could prevent or materially impede or delay the consummation of the Offer, the Merger and the other transactions contemplated hereby.

            (c) Except for (i) the filings by Parent and Merger Sub required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") and the Exon-Florio Amendment (Section 721 of Title VII of the Defense Production Act of 1950, as amended by section 5021 of the Omnibus Trade and Competitiveness Act of 1988 (Pub. L. 100-418)) ("EXON-FLORIO"), (ii) filings by Parent and Merger Sub required by, and approvals under, foreign antitrust and competition laws ("FOREIGN ANTITRUST LAWS"), (iii) the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, (iv) the filing and recordation of appropriate merger documents as required by the DGCL, (v) any filings with or approvals from authorities required solely by virtue of the jurisdictions in which the Company or its subsidiaries conduct any business or own any assets, (vi) any required filings with or approvals from applicable domestic or foreign environmental authorities, (vii) any applicable stock exchange filings (the filings and approvals referred to in clauses (i) through (vii) collectively referred to as the "PARENT REQUIRED STATUTORY APPROVALS"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

      Section 3.03 INTERIM OPERATIONS OF MERGER SUB. Merger Sub has engaged in no business and has incurred no liabilities other than in connection with the transactions contemplated by this Agreement.

      Section 3.04 FINANCIAL RESOURCES. Parent has sufficient cash and other financial resources, and prior to the expiration of the Offer, Parent will cause Merger Sub to have sufficient cash, to pay for all shares of Company Common Stock validly tendered into and not withdrawn from the Offer and to pay the Merger Consideration and all associated costs and expenses required to be paid by Parent or Merger Sub under this Agreement.

      Section 3.05 OFFER DOCUMENTS; PROXY STATEMENT. Neither the Offer Documents nor any information supplied by Parent or Merger Sub for inclusion in the
Schedule 14D-9 will, at the time the Offer Documents, the Schedule 14D-9, or any amendments or supplements thereto, are filed with the SEC or are first published, sent or given to Stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The information supplied by Parent for inclusion in any proxy statement to be sent to Stockholders in connection with any meeting of the Stockholders to consider the Merger (the "COMPANY MEETING") (such proxy statement, as amended or supplemented, the "PROXY STATEMENT"), on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to Stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or shall, at the time of the Company Meeting, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which shall have become false or misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by or on behalf of the Company which is contained in any of the Offer Documents, the Proxy Statement or any amendment or supplement thereto and was provided by the Company for inclusion or is derived from documents filed by the Company with the SEC. The Offer Documents shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

      Section 3.06 OWNERSHIP OF CAPITAL STOCK. Immediately prior to the execution and delivery of this Agreement and the Voting Agreement, neither Parent nor any of its subsidiaries beneficially owned any shares of Company Common Stock.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to Parent and Merger Sub that, except as set forth (subject to Section 8.16 hereof) in the disclosure schedule dated as of the date hereof delivered by the Company to Parent and Merger Sub (the "COMPANY DISCLOSURE SCHEDULE"):

      Section 4.01 ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted or as contemplated herein. The Company is qualified to transact business and, where applicable, is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. True, accurate and complete copies of the Company's Amended and Restated Certificate of Incorporation and By-Laws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been filed with the SEC or delivered to Parent.

            For purposes of this Agreement, the term "COMPANY MATERIAL ADVERSE EFFECT" shall mean any change, effect, event or condition that has been or would be reasonably expected to be materially adverse to (i) the business or financial condition, assets, properties (including intangible properties), results of operations, liabilities or regulatory status of the Company and its subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the transactions contemplated hereby, except, in each case, for any such effect resulting from or arising out of (1) the condition of the United States economy or financial markets generally or (2) a condition generally affecting participants in the industry in which the Company competes.

      Section 4.02 CAPITALIZATION. (a) The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $0.01 (the "COMPANY PREFERRED SHARES"). As of the date one business day before the date of this Agreement, (i) 5,661,661 shares of Company Common Stock, including in each case the associated Company Rights (as defined in Section 4.02(b)), and no Company Preferred Shares, were issued and outstanding, all of which shares of Company Common Stock were duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, (ii) 1,011,736 shares of Company Common Stock were held in the treasury of the Company and (iii) 562,495 shares of Company Common Stock were reserved for issuance upon exercise of Company Stock Options and warrants issued and outstanding. Since September 30, 2000 through the date hereof, except as permitted by this Agreement, (i) no shares of Company Common Stock have been issued, except in connection with the exercise of Company Common Stock issued and outstanding as of the date hereof and disclosed herein and (ii) no options, warrants, securities convertible into, or commitments with respect to the issuance of, shares of capital stock of the Company have been issued, granted or made except currently unexercisable Company Rights in accordance with the terms of the Company Rights Agreement.

            (b) Except for (i) the Common Share Purchase Rights (the "COMPANY RIGHTS") issued pursuant to the Rights Agreement (the "COMPANY RIGHTS AGREEMENT"), dated as of November 21, 1996, by and between the Company and Harris Trust and Savings Bank (the "COMPANY RIGHTS AGENT") and (ii) 562,495 Company Stock Options issued and outstanding, as of the date hereof, there were no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating the Company or any subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Company Common Stock or obligating the Company or any subsidiary of the Company to grant, extend or enter into any such agreement or commitment. As of the date hereof, there are no obligations, contingent or otherwise, of the Company to (i) repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock or other equity interests of any subsidiary of the Company except in connection with the exercise of Company Stock Options issued and outstanding or (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any subsidiary of the Company or any other person. There are no outstanding stock appreciation rights or similar derivative securities or rights of the Company or any of its subsidiaries. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which Stockholders may vote. Except as otherwise contemplated by this Agreement there are no voting trusts, irrevocable proxies or other agreements or understandings to which the Company or any subsidiary of the Company is a party or is bound with respect to the voting of any shares of Company Common Stock. The Company Rights Agreement has been amended to provide that, for so long as this Agreement or the Voting Agreement is in full force and effect, (i) none of the Parent and its subsidiaries (including Merger Sub) shall become an "ACQUIRING PERSON" and no "STOCK ACQUISITION DATE" (as such terms are defined in the Company Rights Agreement) shall occur as a result of the execution, delivery and performance of this Agreement or the Voting Agreement and the consummation of the Offer or the Merger, (ii) no "DISTRIBUTION DATE" or "FLIP-IN EVENT" (as such terms are defined in the Company Rights Agreement) shall occur as a result of the announcement of or the execution of this Agreement, the Voting Agreement or any of the transactions contemplated hereby or thereby, (iii) the Company Rights Agreement will not be applicable to the Offer, the Merger and the other transactions contemplated by this Agreement or the Voting Agreement, (iv) each of Parent and Merger Sub will not be an Acquiring Person as a result of the transactions contemplated hereby, and (v) the Company Rights Agreement will expire or otherwise terminate immediately prior to the Effective Time. To the Company's knowledge, no event has occurred, or is reasonably expected to occur, that would, with the giving of notice, passage of time, the action or inaction of the Board of Directors of the Company in response to such event, or otherwise, cause a Distribution Date, Stock Acquisition Date or a Flip-In Event to occur or any person to become an Acquiring Person.

            (c) The Company has filed with the SEC or previously made available to Parent complete and correct copies of the 1991 Stock Option Plan for Key Employees and the 1991 Stock Option Plan for Directors (the "COMPANY OPTION PLANS"), including all amendments thereto. The Company Disclosure Schedule contains a correct and complete list of each outstanding Company Stock Option as of the date hereof, including the holder, date of grant, exercise price and number of Company Common Shares subject thereto, and setting forth the weighted average exercise price for all outstanding Company Stock Options.

      Section 4.03 SUBSIDIARIES. Each direct and indirect subsidiary of the Company is duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of incorporation and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company owns, directly or indirectly, all of the outstanding shares of capital stock (and other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such subsidiaries) of each of the Company's subsidiaries, free and clear of all liens, pledges, security interests, claims or other encumbrances (collectively, "LIENS"). Each of the outstanding shares of capital stock (or such other ownership interests) of each of the Company's subsidiaries is duly authorized, validly issued, fully paid and nonassessable. For the purposes of this Agreement, the term "SUBSIDIARY" means any corporation or other legal entity of which the Company (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity. The Company has previously delivered to Parent a complete and correct copy of each of the Company's subsidiaries' certificates of incorporation and by-laws or other governing documents, as currently in effect.

      Section 4.04 AUTHORITY; NON-CONTRAVENTION; APPROVALS. (a) The Company has full corporate power and authority to enter into this Agreement and approve the Voting Agreement and, subject to the approval of the Stockholders if required by the DGCL (the "COMPANY STOCKHOLDER APPROVAL"), to consummate the transactions contemplated hereby. This Agreement and the Voting Agreement have been duly approved by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or, except for the Company Stockholder Approval, the consummation by the Company of the transactions contemplated hereby or the transactions contemplated by the Voting Agreement. This Agreement has been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms.

            (b) The execution, delivery and performance of this Agreement by the Company and execution and delivery of the Voting Agreement by the Stockholder signatories thereto do not, and the consummation of the transactions contemplated hereby by the Company and the performance of the Voting Agreement by the Stockholder signatories thereto do not and will not, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or require any offer to purchase or any prepayment of any debt or result in the creation of any lien, security interest or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under any of the terms, conditions or provisions of (i) the respective certificates of incorporation or by-laws or similar organizational documents of the Company or any of its subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Company or any of its subsidiaries or any of their respective properties or assets, subject in the case of consummation, to obtaining (prior to the Acceptance Date) the Company Required Statutory Approvals and prior to the Effective Time, the Company Stockholder Approval, or (iii) any Contract to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective properties or assets may be bound or affected, other than, in the case of (ii) and (iii) above, such violations, conflicts, breaches, defaults, terminations, accelerations, offers, prepayments or creations of liens, security interests or encumbrances that would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

            (c) Except for (i) the filings by the Company required by the HSR Act, (ii) filings by the Company required by, and approved under, Foreign Antitrust Laws, (iii) the applicable requirements of NASDAQ, (iv) the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, (v) the filing and recordation of appropriate merger documents as required by the DGCL, (vi) any filings with or approvals from authorities required solely by virtue of the jurisdictions in which Parent or its subsidiaries conduct any business or own any assets, (vii) any required filings with or approvals from applicable domestic or foreign environmental authorities (the filings and approvals referred to in clauses (i) through (vii) collectively referred to as the "COMPANY REQUIRED STATUTORY APPROVALS"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby or the consummation of the transactions contemplated by the Voting Agreement, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which are not material and which, if not made or obtained, as the case may be, would not be reasonably expected to prevent or materially impede or delay the consummation of the Offer, the Merger and the other transactions contemplated hereby, subject the Company or any of its subsidiaries or any its or their officers, directors or employees to any criminal liability.

            (d) The Board of Directors of the Company, at a meeting duly called and held, duly adopted resolutions that are still in full force and effect as of the date hereof, (i) approving the Voting Agreement and the transactions contemplated thereby and approving and declaring advisable the Offer, the Merger, this Agreement and the transactions contemplated hereby, (ii) declaring that it is in the best interests of the Stockholders that the Company enter into this Agreement and consummate the Offer and the Merger on the terms and subject to the conditions set forth in this Agreement, (iii) recommending that the Stockholders accept the Offer, tender their shares pursuant to the Offer and adopt this Agreement (if required by applicable law), (iv) approving the acquisition of the shares of the Company Common Stock by Merger Sub pursuant to the Offer and the Voting Agreement and the other transactions contemplated by this Agreement and the Voting Agreement, and (v) exempting this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby from the restrictions of Section 203 of the DGCL and Article Eleventh of the Company's Certificate of Incorporation.

      Section 4.05 REPORTS AND FINANCIAL STATEMENTS. Since January 1, 1998, the Company has filed with the SEC all forms, statements and reports (including all post-effective amendments and supplements thereto) and all material documents required to be filed as exhibits thereto (collectively, the "COMPANY SEC REPORTS") required to be filed by it under each of the Securities Act of 1933, as amended, the Exchange Act and the respective rules and regulations thereunder, all of which, as amended if applicable, complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. As of their respective dates except as amended or supplemented prior to the date hereof, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The audited consolidated financial statements of the Company included in the Company SEC Reports were prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of the Company and its subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended. The Company's Annual Report on Form 10-K for the twelve months ended December 31, 1999, the Company's Quarterly Report on Form 10-Q (the Company 10-Q") for the quarterly period ended September 30, 2000 (collectively, the "Company Financial Statements") are collectively referred to as the "COMPANY RECENT SEC REPORTS".

      Section 4.06 ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in the unaudited financial statements included in the Company Recent SEC Reports, neither the Company nor any of its subsidiaries had at September 30, 2000, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except liabilities, obligations or contingencies (a) which are accrued or reserved against in the financial statements in the Company 10-Q or reflected in the notes thereto, (b) which would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, or (c) which have been discharged or paid in full prior to the date hereof.

      Section 4.07 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since September 30, 2000, there has not occurred, and there is not currently existing, any circumstance or event that would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since September 30, 2000, except as contemplated by this Agreement, by negotiations similar to those engaged in with Parent with other parties or as set forth in the Company Recent SEC Reports, the Company and its subsidiaries (a) have conducted their respective obligations only in the ordinary course of business consistent with past practices and (b) the Company and its subsidiaries have not taken action that if taken after the date hereof would have constituted a violation of Section 5.01.

      Section 4.08 LITIGATION. Except as disclosed in the Company Recent SEC Reports, as of the date hereof, there are no claims, suits, actions or proceedings pending, or, to the knowledge of the Company, threatened against, relating to or affecting the Company or any of its subsidiaries, or any properties or rights of the Company or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect or that would be reasonably expected to prevent or materially impede or delay the consummation of the Offer or the Merger. Neither the Company nor any of its subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator which prohibits the consummation of the transactions contemplated hereby or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

      Section 4.09 OFFER DOCUMENTS; PROXY STATEMENT. Neither the Schedule 14D-9 nor any information supplied by the Company for inclusion in the Offer Documents will, at the respective times the Schedule 14D-9, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to Stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to Stockholders, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading and will not, at the time of the Company Meeting, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which shall have become false or misleading in any material respect. The
Schedule 14D-9 and the Proxy Statement will, when filed by the Company with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub which is contained in any of the foregoing documents.

      Section 4.10 NO VIOLATION OF LAW. Except as disclosed in the Company Recent SEC Reports, neither the Company nor any of its subsidiaries is in violation of, or has been given written notice that it is currently violating any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any governmental or regulatory body or authority except for violations which would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. No investigation or review by any governmental or regulatory body or authority is pending or, to the knowledge of the Company, threatened, nor has any governmental or regulatory body or authority indicated an intention to conduct the same, other than, in each case, those the outcome of which would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its subsidiaries have all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted (collectively, the "COMPANY PERMITS"), except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its subsidiaries are not in violation of the terms of any Company Permit, except for violations which would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries has received notice that any Company Permit will be terminated or modified or cannot be renewed in the ordinary course of business, and the Company has no knowledge of any reasonable basis for any such termination, modification or nonrenewal, except for such terminations, modifications or nonrenewals as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate any Company Permit, or result in any termination, modification or nonrenewals thereof, except for such violations, terminations, modifications or nonrenewals thereof as, would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

      Section 4.11 COMPLIANCE WITH AGREEMENTS. The Company and each of its subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, would result in a default under, (a) the respective articles or certificates of incorporation, by-laws or similar organizational instruments of the Company or any of its subsidiaries or (b) any Contract to which the Company or any of its subsidiaries is a party or by which any of them is bound or to which any of their property is subject, other than as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

      Section 4.12 TAXES. (a) (i) The Company and its subsidiaries have duly filed with the appropriate governmental authorities all Tax Returns required to be filed by them, (ii) all such Tax Returns are correct in all respects and accurately disclose in all respects all Taxes required to be paid for the periods covered thereby, and (iii) the Company and its subsidiaries have duly paid in full all Taxes shown as due on such Tax Returns, except in each case where the failure to file such Tax Returns, correctly disclose such Taxes, or pay such Tax is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. None of the Company or any of its subsidiaries has waived in writing any statute of limitations in respect of Taxes, and there is no action, suit, audit, investigation, claim or assessment that has been formally commenced or proposed to the Company in writing, with respect to the Company or any of its subsidiaries, in which an adverse determination is likely. There are no material liens for Taxes upon any property or asset of the Company or any subsidiary thereof, except for liens for Taxes not yet due or Taxes contested in good faith and reserved against in accordance with GAAP. There are no unresolved issues of law or fact arising out of a notice of deficiency, proposed deficiency or assessment from the Internal Revenue Service (the "IRS") or any other governmental taxing authority with respect to Taxes of the Company or any of its subsidiaries which would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. No deduction of any amount that would otherwise be deductible by the Company or any of its subsidiaries with respect to periods on or before the Effective Time could be disallowed under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and none of the Company, Parent or Merger Sub will be obligated to make a payment, in connection with the transactions contemplated hereunder or otherwise, to any of its subsidiaries that would be a "parachute payment" to a "disqualified individual" as those terms are defined in
Section 280G of the Code without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, nor will the Company, any of its subsidiaries, Parent or Merger Sub be obligated to pay any excise taxes or similar to, the Company or any of its subsidiaries under Section 4999 of the Code or any similar provisions as a result of the transactions contemplated hereby, either alone or in connection with any other event. Neither the Company nor any of its subsidiaries (i) has been a "distributing" or "controlled" corporation in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code within the past two years, or (ii) is a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

            (b) For purposes of this Agreement, "TAX" (including, with correlative meaning, the terms "TAXES") includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, communications services, severance, stamp, sales, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts, and "TAX RETURN" means any return, report or similar statement (including attached schedules) required to be filed with respect to any Tax, including without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

      Section 4.13 EMPLOYEE BENEFIT PLANS; ERISA. (a) The Company Disclosure
Schedule includes a complete list of each employee benefit plan providing benefits to any current or former employee, officer or director of the Company or any of its subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any of its subsidiaries or to which the Company or any of its subsidiaries contributes or is obligated to contribute (other than those plans, programs or policies that do not provide material benefits and other than plans, programs or policies providing benefits to non U.S. employees of the Company), including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA, and including any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "MULTIEMPLOYER PLAN")) and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, stock based, severance plan or agreement, employment agreement, change of control agreement or fringe benefit agreement, plan, program or policy (collectively, the "COMPANY EMPLOYEE BENEFIT PLANS").

            (b) With respect to each Company Employee Benefit Plan other than a Multiemployer Plan (a "COMPANY PLAN"), the Company has delivered or made available to Parent a true, correct and complete copy of: (i) all plan documents and trust agreements; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedules, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the IRS, if any. Except as specifically provided in the foregoing documents, or in other documents, delivered or made available to Parent, there are no amendments to any Company Plan that have been adopted or approved.

            (c) Each Company Plan that is intended to be "qualified" within the meaning of Code Section 401(a) is so qualified (subject to the adoption of any necessary compliance amendments for which an applicable remedial amendment period has not closed), and the IRS has issued a favorable determination letter with respect to each such Company Plan (a "QUALIFIED PLAN") and its related trust that has not been revoked covering the Tax Reform Act of 1986, and such other matters with respect to which the applicable remedial amendment period has closed, and there are no circumstances and no events have occurred that would reasonably be expected to result in a revocation of such letter which cannot be cured without a Company Material Adverse Effect.

            (d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and its subsidiaries have complied, and are now in compliance, with all provisions of ERISA, the Code and all laws and regulations applicable to the Company Employee Benefit Plans and each Company Plan has been administered in all material respects in accordance with its terms; (ii) none of the Company and its subsidiaries nor any other person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which subjects any of the Company Employee Benefit Plans or their related trusts, the Company, any of its subsidiaries or any person that the Company or any of its subsidiaries has an obligation to indemnify, to any tax or penalty imposed under
Section 4975 of the Code or Section 502 of ERISA; (iii) there are no pending or, to the Company's knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans which could reasonably be expected to result in any liability of the Company or any of its subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor, any Multiemployer Plan or any Plan. To the Company's knowledge, no Company Plan is under audit or investigation by, or is the subject of any proceedings or corrective program of, any governmental or quasi-governmental agency.

            (e) The market value of the assets of each Company Employee Benefit Plan that is a defined benefit plan exceeds the value of all "benefit liabilities" under such plan as defined in Section 4001(a)(16) of ERISA, and the fair value of the assets of each Company Employee Benefit Plan that is a defined benefit plan exceeds the accumulated benefit obligation thereunder (all determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 87).

            (f) No Company Plan has or has incurred an accumulated funding deficiency within the meaning of Section 302 of ERISA or Section 412 of the Code, nor has any waiver of the minimum funding standards of Section 302 of ERISA and Section 412 of the Code been requested of or granted by the IRS with respect to any Company Plan, nor has any lien in favor of any Company Plan arisen under Section 412(n) of the Code or Section 302(f) of ERISA.

            (g) Neither the Company nor any entity which, along with the Company is deemed to be a "single employer" within the meaning of Section 414 of the Code (each an "ERISA AFFILIATE"), has incurred any liability under Title IV of ERISA, any lien under Section 401(a)(29), or any material liability for any tax or civil penalty imposed by Sections 4971, 4976 of the Code or Section 502 of ERISA. No withdrawal liability would result under Title IV of ERISA if the Company or any ERISA Affiliate incurred a complete withdrawal (as defined in ERISA Section 4205) as of the date hereof from any Multiemployer Plan.

            (h) No current or former employee, officer or director of the Company will be entitled to any payment, additional benefits or any acceleration of the time of payment or vesting of any benefits under any Company Plan as a result of the transactions contemplated by this Agreement (either alone or in conjunction with any other event such as a termination of employment) and no trustee under any "rabbi trust" or similar arrangement in connection with any Company Plan will be entitled to any payment as a result of the transactions contemplated by this Agreement. The transactions contemplated by this Agreement will not result in the loss of any deduction by the Company or any of its subsidiaries in connection under Section 280G of the Code.

            (i) No Company Employee Benefit Plan is a Multiemployer Plan, none of the Company and its subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer

Plan, and none of the Company and its subsidiaries nor any ERISA Affiliates has incurred any withdrawal liability to a Company Multiemployer Plan that has not been satisfied in full.

            (j) Neither the Company nor any of its subsidiaries has any obligations for retiree health and life benefits under any Company Employee Benefit Plan, except for obligations under Section 601 et. seq. of ERISA and
Section 4980B of the Code ("COBRA"). The Accumulated Post-Retirement Benefit Obligation as of the date hereof (as determined in accordance with the Financial Accounting Standards Board Statements of Financial Accounting Standards No. 106) with respect to the obligations of the Company and its subsidiaries for post-retirement welfare benefits other than COBRA obligations does not exceed $[200,000].

            (k) The Company has the right to amend or terminate, or to terminate its participation in, each Company Employee Benefit Plan without obtaining any consents and without penalty, subject to the terms thereof and any applicable collective bargaining agreements.

      Section 4.14 LABOR CONTROVERSIES. Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect (i) there is not pending or, to the knowledge of the Company, threatened, any labor strike, material dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its subsidiaries, and (ii) there are no controversies pending or, to the knowledge of the Company, threatened between the Company or its subsidiaries and any of their employees or former employees or any representatives (including unions) of any of their employees or former employees or with any governmental agency in connection with such employees or former employees.

      Section 4.15 CONTRACTS. (a) Other than the contracts or agreements of the Company included as exhibits to the Company SEC Reports, contracts or agreements between the Company and its wholly owned subsidiaries or between wholly owned subsidiaries of the Company and contracts or agreements disclosed in Section
4.21 of the Company Disclosure Schedule or not required to be so disclosed by
Section 4.21, Section 4.15 of the Disclosure Schedule identifies each of the following contracts and agreements to which the Company or any of its subsidiaries is a party or by which any of them is bound (contracts and agreements of the types described below, together with contracts or agreements filed or required by Item 601 of Regulation S-K to be filed as exhibits to the Company SEC Reports, being "MATERIAL CONTRACTS"), in each case as such Material Contract is in effect on the date hereof:

      (i) contracts and agreements (A) governing the terms of indebtedness, or guarantees of indebtedness, of, or secured by assets of, the Company or any of its subsidiaries in excess of $150,000 principal amount in the aggregate, (B) governing the terms of "synthetic" or capital leases pursuant to which the Company or any of its subsidiaries has financial obligations in excess of $150,000 in the aggregate, or (C) providing for all obligations of the Company and its subsidiaries in respect of interest rate swap or similar agreements, commodity swaps or options or similar agreements or foreign currency hedge, exchange or similar agreements or any other derivative instrument;

      (ii) contracts and agreements entered into since January 1, 1998, providing for the acquisition or disposition of assets having a value in excess of $150,000 other than sales or purchases of supplies or inventories or the performance of services in the ordinary course of business and sales of obsolete equipment;

      (iii) all of the leases, subleases, licenses and other agreements relating to or constituting real property, each with a term of one year or more and an aggregate payment obligation in excess of $150,000;

      (iv) joint venture agreements, partnership agreements and other similar contracts and agreements involving a sharing of profits and expenses;

      (v) contracts and agreements governing the terms of indebtedness of third parties (A) owed to the Company or any of its subsidiaries, other than receivables arising from the sale of goods or services, or loans or advances not exceeding $60,000 in the aggregate made to employees of the Company or any of its subsidiaries by the Company or such subsidiary in the ordinary course of business consistent with past practice or (B) to the Company or any of its subsidiaries;

      (vi) contracts and agreements prohibiting or materially restricting the ability of the Company or any of its subsidiaries to conduct its business, to engage in any business or operate in any geographical area or to compete with any person, other than (A) distribution (including independent sales representative) contracts and agreements that have a term of less than one year or are terminable by the Company or any subsidiary of the Company party thereto, as the case may be, on notice of six months or less without penalty, and, in each case, which are not material to the Company and its subsidiaries taken as a whole and (B) supplier and customer agreements relating to non-disclosure of confidential information of the other party which are not material to the Company and its subsidiaries taken as a whole; and

      (vii) contracts and agreements providing for future payments that are conditioned, in whole or in part, on a change in control of the Company or any of its subsidiaries.

            (b) Each contract or agreement to which the Company or any of its subsidiaries is a party or by which any of them is bound is in full force and effect, and neither the Company nor any of its subsidiaries, nor, to the knowledge of the Company, any other person, is in breach of, or default under, any such contract or agreement, and no event has occurred that with notice or passage of time or both would constitute such a breach or default thereunder by the Company or any of its subsidiaries, or, to the knowledge of the Company, any other person, except for such failures to be in full force and effect and such breaches and defaults as would not be reasonably expected to have, individually and in the aggregate, a Company Material Adverse Effect.

      Section 4.16 ENVIRONMENTAL MATTERS. (a) The Company and its subsidiaries
(i) have no liability under and are in compliance with all applicable Environmental Laws, including, without limitation, having all permits, licenses and other approvals and authorizations necessary for the operation of their respective businesses as presently conducted, (ii) do not currently own or lease properties having any Hazardous Substance in the soil or groundwater in amounts exceeding the levels permitted by applicable Environmental Laws, (iii) have not received any written notices, demand letters, administrative inquiries, formal (or, to the knowledge of the Company, informal) complaints, claims, or requests for information from any federal, state, local or foreign governmental entity or any third party indicating that they may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of their businesses, (iv) have no civil, criminal, citizens or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or, to the knowledge of the Company, threatened, against them relating to any violation, or alleged violation, of any Environmental Law, (v) have not disposed of, released or transported any Hazardous Substance in violation of any applicable Environmental Law, or in a manner giving rise to any liability under Environmental Law, from or on any properties owned by them or as a result of any of their activities during the time such properties were owned, leased or operated by them, (vi) are not subject, and the respective properties are not subject, to any liabilities or expenditures relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law, (vii) own no properties on which a lien has been imposed by any governmental agency pursuant to any Environmental Law or relating to any Hazardous Substance, (viii) have not entered into or been subject to any consent decree, compliance order, or administrative order, and (ix) to the knowledge of the Company, no business formerly conducted by the Company or any of its subsidiaries, acquired by the Company or any of its subsidiaries, nor any predecessor of any such acquired business, has violated clauses (i) to (viii) above, except for violations of clauses (i) through (ix) above that would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

            (b) As used herein, "ENVIRONMENTAL LAW" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction, requirement or agreement with any governmental entity relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, surface water, groundwater, drinking water supply, land or any other natural resource) or to human health or safety, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended and as in effect at the date hereof or previously enforced.

            (c) As used herein, "HAZARDOUS SUBSTANCE" means any pollutant, contaminant, toxic substance, hazardous waste, hazardous material, hazardous substance, petroleum or petroleum product, asbestos, polychlorinated biphenyls, underground storage tanks and the contents thereof including, without limitation, any such materials defined in or regulated pursuant to any Environment Law.

      Section 4.17 OPINION OF FINANCIAL ADVISOR. The Company's financial advisor, Credit Suisse First Boston Corporation (the "COMPANY FINANCIAL ADVISOR"), has delivered to the Board of Directors of the Company an oral opinion, to be confirmed in writing (the "FAIRNESS OPINION"), to the effect that, as of the date of this Agreement, the consideration to be received by the Stockholders (other than Parent and Merger Sub) in the Offer and the Merger is fair to such holders from a financial point of view.

      Section 4.18 BROKERS AND FINDERS. The Company has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company to pay any investment banking fees, finder's fees, brokerage or agent commissions or other like payments in connection with the transactions contemplated hereby, other than fees payable to the Company Financial Advisor pursuant to the letter agreement, dated September 6, 2000 (as amended December 13, 2000), a true and correct copy of which has been furnished to Parent.

      Section 4.19 TAKEOVER STATUTES. The Board of Directors of the Company has taken all actions necessary to exempt the Offer, the Merger, this Agreement and the transactions contemplated hereby under Section 203 of the DGCL. No other state takeover or similar statute or regulation is applicable to this Agreement, the Offer, the Merger or the other transactions contemplated hereby.

      Section 4.20 REQUIRED VOTE BY COMPANY STOCKHOLDERS. The affirmative vote of the holders of a majority of the issued and of the outstanding shares of Company Common Stock entitled to vote hereon, voting together as a single class, is the only vote of any class of capital stock of the Company required by the DGCL or the Articles of Incorporation or the By-Laws of the Company, if any, required to adopt the Merger or approve the transaction contemplated hereby.

      Section 4.21 AFFILIATE TRANSACTIONS. Except as disclosed in the Company SEC Reports, the Company has not had and does not propose to have any transaction other than as contemplated by this Agreement which would require disclosure under Item 404 of Regulation S-K under the Exchange Act.

      Section 4.22 TITLE TO PROPERTY. The Company and each of its subsidiaries have good title or the contractual right to use or possess, as applicable, all of their real properties and other material assets, free and clear of all Liens, except Liens for taxes not yet due and payable and such Liens or other imperfections of title or exceptions to the contractual right to use or possess, if any, as do not materially interfere with the present use of the property affected thereby or which would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

                                    ARTICLE V

                                    COVENANTS

      Section 5.01 CONDUCT OF BUSINESS PENDING THE MERGER. Except as otherwise contemplated by this Agreement, required by law, or disclosed (subject to Section 8.16 hereof) in the Company Disclosure Schedule, after the date hereof and prior to the Effective Time, without Parent's consent (which shall not be unreasonably withheld), the Company shall, and shall cause its subsidiaries to:

            (a) conduct their respective businesses in the ordinary and usual course of business and consistent with past practice;

            (b) not (i) amend or propose to amend their respective certificates of incorporation or by-laws or equivalent constitutional documents, (ii) split, combine or reclassify their outstanding capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions to the Company or a subsidiary of the Company by a subsidiary of the Company and except for the declaration and payment of regularly scheduled cash dividends consistent in amount with past practices;

            (c) not issue, sell, pledge, dispose of or encumber, or agree to issue, sell, pledge, dispose of or encumber, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, except that the Company may issue shares of capital stock of the Company upon exercise of Company Stock Options outstanding on the date hereof and previously disclosed to Parent in writing;

            (d) not (i) incur or become contingently liable with respect to any indebtedness (whether evidenced by a note or other instrument, pursuant to a financing lease, sale-leaseback transaction or otherwise) that would be required to be reflected as indebtedness on a consolidated balance sheet of the Company prepared in accordance with GAAP, other than borrowings in the ordinary course of business under the existing credit facilities of the Company or any of its subsidiaries, and not permit such indebtedness to exceed $60,000,000 (with the incurrence of any such indebtedness in excess of $60,000,000 being deemed to be a failure in a material respect to comply with a material condition for purposes of clause (d) of Exhibit A), (ii) redeem, purchase, acquire or offer to purchase or acquire directly or indirectly any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock other than in connection with the exercise of outstanding Company Stock Options pursuant to the terms of the Company Option Plans and the relevant written agreements evidencing the grant of Company Stock Options, (iii) make any acquisition of any assets or businesses other than for current assets in the ordinary course of business and expenditures for fixed or capital assets permitted by Section 5.01(m) or (iv) sell, pledge, dispose of , lease, exchange, transfer or encumber any material assets or businesses other than (A) sales of business or assets disclosed in the Company Disclosure Schedule, (B) pledges or encumbrances pursuant to Existing Credit Facilities or other permitted borrowings, (C) sales or dispositions of businesses or assets as may be required by applicable law, (D) sales of inventory and other current assets, or (E) sales of idle facilities and related assets.

            (e) use reasonable best efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them other than as contemplated by the terms of this Agreement;

            (f) not enter into or amend any employment, severance, special pay arrangement with respect to termination of employment, collective bargaining agreement or other similar arrangements or agreements except pursuant to (i) previously existing contractual arrangements or policies that have been previously disclosed to Parent or (ii) employment agreements entered into with a non-officer having aggregate annual compensation of less than $75,000 who is hired or promoted by the Company or one of its subsidiaries after the date hereof in the ordinary course of business and renewals of collective bargaining agreements expiring before the Effective Time on terms which are not materially different than the expiring agreements;

            (g) not (i) increase the salary of any person except for increases to non-executive officer employees in the ordinary course of business consistent with past practice, not to exceed 3% for any particular employee, or increase or establish other monetary compensation of any person, including without limitation any bonus compensation, (ii) grant any severance or termination pay to any officer, director, employee or consultant except pursuant to previously existing written contractual obligations or existing written policies of the Company, or (iii) hire or terminate or amend the terms of the employment of any executive officer or other employee who has or would have annual compensation of more than $60,000;

            (h) not adopt, enter into or amend or increase or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under any Company Plan;

            (i) not make, change or revoke any Tax election unless required by law or make any agreement or settlement with any taxing authority regarding any amount of Taxes or which is reasonably expected to increase the obligations of the Company or the Surviving Corporation to pay Taxes in the future; or

            (j) not change their respective accounting principles unless required by GAAP or the SEC;

            (k) not compromise, settle, grant any waiver or release relating to or otherwise adjust any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), including any litigation, except for any such compromise, settlement, waiver, release or adjustment in the ordinary course of business consistent with past practice and involving a payment by the Company or any of its subsidiaries not in excess of $150,000 in the aggregate following prior notice to and consultation with Parent;

            (l) not (A) guarantee any indebtedness of another person for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any subsidiary of the Company or to officers and employees of the Company or any of its subsidiaries for travel, business or relocation expenses in the ordinary course of business;

            (m) not make any capital expenditures beyond those required for current projects in progress or previously approved by the Company Board of Directors and contained in the Company Disclosure Schedule, and additional capital projects after January 31, 2001 not exceeding $250,000 per month in the aggregate or $100,000 per project.

            (n) not enter into or amend in any material respect any Material Contract or enter into any contract or agreement, written or oral, with any affiliate or associate or relative of the Company or relative of any officer or director of the Company, or make any payment to or for the benefit of, directly or indirectly, any of the foregoing except as otherwise permitted under this
Section 5.01;

            (o) not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of its subsidiaries; or

            (p) not amend its Certificate of Incorporation or take any other action which would, directly or indirectly, restrict or impair the ability of Parent to vote, or otherwise to exercise the rights and receive the benefits of a Stockholder with respect to, securities of the Company that may be acquired or controlled by Parent or Merger Sub or permit any Stockholder to acquire securities of the Company on a basis not available to Parent in the event that Parent were to acquire securities of the Company;

            (q) comply in all material respects with its covenants and other obligations under the contracts and agreements referred to in Section 4.15(a); and

            (r) not enter into an agreement or arrangement with respect to any of the foregoing.

      Section 5.02 OTHER ACTIONS AND ADVICE OF CHANGES. (a) Except as required by law, neither the Company, on the one hand, nor Parent or Merger Sub, on the other hand, will not, and will not permit any of their respective subsidiaries or affiliates to, voluntarily take any action that would, or would be reasonably expected to, result in (i) any of the conditions to the Merger set forth in
Article VI not being satisfied or (ii) prior to the completion of the Offer, the condition set forth in subparagraph (c) of Exhibit A not being satisfied.

            (b) Each of the Company and Parent will use its reasonable best efforts to promptly advise the other party orally and in writing if it obtains knowledge and, to its knowledge, the other party does not also have knowledge of
(i) any representation or warranty set forth in this Agreement becoming untrue or inaccurate in any respect that would be reasonably expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, or (ii) a failure by it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement which failure to comply or satisfy would be reasonably expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be.

      Section 5.03 NO SOLICITATION. (a) After the date hereof and prior to the Effective Time or earlier termination of this Agreement, the Company shall not and shall not permit its subsidiaries to, and the Company shall use its reasonable best efforts to cause, any officer, director or employee of the Company or any of its subsidiaries, or any attorney, accountant, investment banker, financial advisor or other representative retained by it or any of its subsidiaries, to, directly or indirectly, initiate, solicit, encourage or facilitate, including by providing nonpublic or confidential information, participate in any discussions or negotiations with respect to, enter into any Acquisition Agreement for, or in any way cooperate or assist in making, any proposal or offer (other than any proposal or offer by Parent or any of its subsidiaries) to acquire all or more than 20% of the business, properties or capital stock of the Company, whether by merger, recapitalization, share exchange, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof , including any single or multi-step transaction or related series of transactions structured to permit a third party to acquire a 20% or greater beneficial ownership of equity in the Company, or any other transaction that is intended to or could frustrate or materially delay the transactions contemplated by this Agreement (any such transactions, other than any transaction involving Parent or any of its subsidiaries, being referred to herein as an "ACQUISITION TRANSACTION"). "ACQUISITION AGREEMENT" means any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any arrangement, agreement or understanding with respect to an Acquisition Transaction.

            (b) Notwithstanding the provisions of paragraph (a) above or any other provision of this Agreement, prior to the acceptance for payment of shares of Company Common Stock by Merger Sub pursuant to the Offer (the "ACCEPTANCE DATE"), the Company may, in response to a bona fide offer or proposal not solicited in violation of Section 5.03(a) with respect to an Acquisition Transaction (an "ACQUISITION PROPOSAL") from a corporation, partnership, person or other entity or group (a "POTENTIAL ACQUIROR") which the Company's Board of Directors determines, in good faith and after consultation with and the advice of its independent financial advisor and legal counsel, is a Superior Proposal, furnish pursuant to a confidentiality agreement no more favorable to the recipient of the information than the letter agreement between Parent and the Company, dated October 5, 2000 (the "CONFIDENTIALITY AGREEMENT"), confidential or nonpublic information to, and engage in discussions and negotiate with, such Potential Acquiror, in each case only if the Company Board of Directors determines in good faith and after consultation with and the advice of outside legal counsel that such action is necessary in order for the members of the Company Board of Directors to comply with their fiduciary duties to Stockholders under applicable law. For purposes of this Agreement, "SUPERIOR PROPOSAL" means an Acquisition Proposal involving all of the shares of capital stock of the Company or all or substantially all of the assets of the Company which the Company's Board of Directors determines, in good faith and after consultation with and the advice of its independent financial advisor and legal counsel, would, if consummated, taking into account all the terms and conditions of the Acquisition Proposal, be more favorable to the Company's stockholders than the terms and conditions set forth in and the transactions contemplated by this Agreement taken as whole, taking into account any changes to this Agreement proposed by Parent at the time of such determination, for which financing, if required, has been fully committed. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Transaction and request the return of all confidential information regarding the Company provided to any such parties prior to the date hereof pursuant to the terms of any confidentiality agreement or otherwise. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in Section 5.03(a) that have been engaged in



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

connection with the evaluation of a possible Acquisition Transaction of the obligations undertaken in this Section 5.03.

            (c) (i) The Company shall promptly notify Parent after receipt of any Acquisition Proposal. Such notice to Parent shall indicate in reasonable detail the identity of the offeror and the material terms and conditions of such proposal, to the extent known, (ii) the Company shall thereafter keep Parent informed, on a reasonably current basis, on the status and terms of any such Acquisition Proposal and the status of any discussion or negotiations with any Potential Acquiror related thereto, (iii) if any such inquiry or proposal is in writing, the Company shall promptly deliver to Parent a copy of such inquiry or proposal, and (iv) the Company shall promptly (but in any event no later than one business day) advise Parent in writing if the Company Board of Directors makes any determination as to any Superior Proposal as contemplated by Section 5.03(b) hereof.

            (d) Neither the Company Board of Directors nor any committee thereof may (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Company Board of Directors or such committee of the Offer, the Merger, this Agreement or the Voting Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Transaction, or (iii) authorize, permit or cause the Company to enter into any Acquisition Agreement, PROVIDED, HOWEVER, that, subject to compliance with this Section 5.03(c), prior to the Acceptance Date, in response to a bona fide proposal not solicited in violation of Section 5.03(a) with respect to an Acquisition Transaction, if (A) the Company Board of Directors determines, in good faith and after consultation with and the advice of its financial advisor and outside counsel, that (y) such proposal is a Superior Proposal and (z) failure to take any of the actions set forth in clauses (i) or (ii) above would breach the fiduciary duties of the Company Board of Directors under applicable law and (B) gives Parent four business days prior written notice of its intention to do so, the Company Board of Directors may withdraw or modify its approval or recommendation of the Offer, the Merger or this Agreement or approve or recommend a Superior Proposal, PROVIDED, HOWEVER, that the foregoing shall in no way limit or otherwise affect Parent's right to terminate this Agreement pursuant to Section 7.01(c) or 7.01(f) at such time as the requirements of such subsection have been met. Any such withdrawal, modification or change of the recommendation of the Company Board of Directors of this Agreement will not change the approval of the Company Board of Directors for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated hereby, including the Offer and the Merger. Nothing in this section 5.03(d) will permit the Company to terminate this Agreement. Any termination of this Agreement must be pursuant to the provisions of Section 7.01 hereof.

            (e) Nothing contained in this Section 5.03 or any other provision of this Agreement shall prohibit the Company or the Company Board of Directors from
(i) taking and disclosing to the Stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rule 14d-9 and 14e-2 promulgated under the Exchange Act or (ii) making such disclosure to the Stockholders as, in the good faith judgment of the Company Board of Directors, with the advice of outside counsel, is required under applicable law.

      Section 5.04 ACCESS TO INFORMATION; CONFIDENTIALITY. (a) Except for competitively sensitive information as to which access, use and treatment is covered by Section 5.04(b), and subject to applicable law, the Company and its subsidiaries shall, and shall cause their directors, officers, employees, auditors and agents to, afford to Parent and Merger Sub and their respective accountants, counsel, financial advisors and other representatives (the "PARENT REPRESENTATIVES") reasonable access during normal business hours upon reasonable prior notice throughout the period prior to the Effective Time to their respective officers, employees, agents, properties, books, contracts, commitments and records and, during such period, shall furnish promptly such information concerning its businesses, properties and personnel as Parent or Merger Sub shall reasonably request; provided, however, such investigation shall not unreasonably disrupt the Company's operations. All nonpublic information provided to, or obtained by, Parent in connection with the transactions contemplated hereby shall be "Evaluation Material" for purposes of the Confidentiality Agreement, the terms of which shall continue in force until the Effective Time except that the Confidentiality Agreement is hereby amended to render the terms of paragraphs 4, 10, and 12, and the fifth sentence of paragraph 3 thereof not applicable solely to the transactions contemplated by this Agreement and the Voting Agreement or amendment hereof or thereof; provided, that Parent, Merger Sub and the Company may disclose such information as may be necessary in connection with seeking the Parent Required Statutory Approvals, the Company Required Statutory Approvals and the Company Stockholder Approval. Notwithstanding the foregoing, the Company shall not be required to provide any information which it reasonably believes based on advice of outside counsel it may not provide to Parent by reason of applicable law, rules or regulations, which constitutes information protected by attorney/client privilege, or which the Company or any subsidiary is required to keep confidential by reason of contract, agreement or understanding with third parties. No investigation pursuant to this Section 5.04(a) shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

            (b) As promptly as possible following the date hereof the parties intend to establish an appropriate protocol which shall remain in place until the expiration of the applicable waiting periods under the HSR Act pursuant to which the Company may disclose to a limited number of representatives of the Parent confidential information which is competitively sensitive in nature for the purpose of preparing filings required under the HSR Act, and otherwise consistent with the advice of the parties outside antitrust counsel. Any such information shall be "Evaluation Material" for purposes of the Confidentiality Agreement. The Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section as "outside counsel only." Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of such materials (the Company or Parent as the case may be) or its legal counsel.

      Section 5.05 MERGER SUB. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement that are to be performed by it prior to Closing and to consummate the Merger on the terms and conditions set forth in this Agreement.

      Section 5.06 EMPLOYEE BENEFITS. (a) Parent agrees to cause the Company to honor, and from and after the Effective Time, agrees to cause the Surviving Corporation to honor, all Company Employee Benefit Plans in accordance with their terms as in effect immediately before the date hereof, subject to any amendment or termination thereof that may be permitted by such terms and provided that nothing in this sentence shall prevent the Surviving Corporation from amending or replacing the Company's existing Company Employee Benefit Plans as contemplated by and in accordance with the following sentence. Through December 31, 2001, the Surviving Corporation shall provide, or shall cause to be provided, to current and former employees of the Company and its subsidiaries (the "Company Employees") compensation and benefits that are substantially comparable in the aggregate to those provided to Company Employees immediately prior to the Acceptance Date (except to the extent any changes after the date hereof and prior to the Acceptance Date that increased such compensation and benefits were not permitted by this Agreement). The foregoing shall not be construed to prevent the termination of employment of any Company Employee or the amendment or termination of any particular Company Employee Benefit Plan.

            (b) For purposes of eligibility and vesting and levels of benefits under the employee benefit plans of Parent and its Affiliates providing benefits to any Company Employees after the date hereof (the "NEW PLANS"), each Company Employee shall be credited with his or her years of service with the Company and its Affiliates before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time for purposes of eligibility and vesting (but not benefit accrual), except to the extent such credit would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents under any Company Plan during the applicable period, as determined by Parent, to be counted for purposes of employee's participation in the corresponding New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year under such New Plan.

      Section 5.07 PROXY STATEMENT. As promptly as practicable after the consummation of the Offer and if required by the Exchange Act, the Company shall prepare and file with the SEC, and shall use all reasonable best efforts to have cleared by the SEC, and promptly thereafter shall mail to Stockholders, the Proxy Statement. Parent and Merger Sub agree to cooperate with the Company in the preparation of the Proxy Statement and other proxy solicitation materials of the Company. Subject to Section 5.03(d), the Proxy Statement shall contain the recommendation of the Company's Board of Directors that the Stockholders approve this Agreement and the Merger. The Company will not mail the Proxy Statement to the Stockholders if Parent informs the Company that the information provided by Parent is no longer accurate, in which case Parent will promptly supply the Company with accurate information. If at any time prior to the Company Meeting, any event or circumstance relating to the Company or any of its subsidiaries or affiliates, or its or their respective officers or directors, should be discovered by the Company that is required to be set forth in a supplement to the Proxy Statement, the Company shall promptly inform Parent and Merger Sub, so supplement the Proxy Statement and mail such supplement to the Stockholders.

      Section 5.08 COMPANY MEETING. Following the consummation of the Offer, the Company shall promptly take all action necessary in accordance with the DGCL and its

Certificate of Incorporation and By-Laws to convene the Company Meeting, if such meeting is required. The stockholder vote required for approval of the Merger will be no greater than that set forth in the DGCL and the Company's Certificate of Incorporation and By-Laws. Unless the Company Board of Directors is permitted by Section 5.03(d) to withdraw its recommendation, the Company shall use its reasonable best efforts to solicit from Stockholders proxies in favor of the Merger and shall take all other action necessary or, in the reasonable opinion of Parent, advisable to secure any vote of Stockholders required by the DGCL to effect the Merger. Notwithstanding the foregoing, if Merger Sub or any other subsidiary of Parent shall acquire at least 90 percent of the outstanding shares of Company Common Stock, and provided that the conditions set forth in Article VI shall have been satisfied or waived, the Company shall, at the request of Parent, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of the Stockholders, in accordance with Section 253 of the DGCL. Parent shall vote, or shall cause to be voted, all of the shares of Company Common Stock acquired in the Offer or otherwise owned by it or any of its subsidiaries (including Merger Sub) in favor of the adoption of this Agreement and the approval of the Merger.

      Section 5.09 PUBLIC ANNOUNCEMENTS. Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law, will not issue any such press release or make any such public statement prior to such consultation.

      Section 5.10 EXPENSES AND FEES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

      Section 5.11 AGREEMENT TO COOPERATE. (a) Subject to the terms and conditions of this Agreement and applicable law, Parent, Merger Sub and the Company shall use their commercially responsible efforts to take, or cause to be taken, all action and do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including to obtain all necessary or appropriate waivers, consents or approvals of third parties required in order to preserve contractual relationships of Parent and the Company and their respective subsidiaries, all necessary or appropriate waivers, consents and approvals to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to consummation of the Offer or the Merger (and, in such case, to proceed with the consummation of the Offer and the Merger as expeditiously as possible), including through all possible appeals. Each of the parties hereto will furnish to the other party such necessary information and reasonable assistance as the other party may request in connection with the preparation of any required governmental filings or submissions.

            (b) In addition to and without limitation of the foregoing, each of Parent and the Company undertakes and agrees to file (and Parent agrees to cause any person or entity that may be deemed to be the ultimate parent entity or otherwise to control Parent to file, if such filing is required by law) as soon as practicable, and in any event prior to five business days after the date hereof, a Notification and Report Form under the HSR Act with the United States

Federal Trade Commission and the Antitrust Division of the United States Department of Justice (and shall file as soon as practicable any form or report required by any other Governmental Agency relating to antitrust matters) and, if Parent so elects, a notice pursuant to Section 721 of Exon-Florio. Each of Parent and the Company shall (and Parent shall cause any such parent entity to)
(i) respond as promptly as practicable to any inquiries or requests received from any domestic or foreign government or governmental agency or authority (each, a "GOVERNMENTAL AGENCY") for additional information or documentation, and
(ii) not extend any waiting period under the HSR Act or enter into any agreement with any Governmental Agency not to consummate the transactions contemplated by this Agreement, except with the prior consent of the other parties hereto (which shall not be unreasonably withheld or delayed). Parent shall (and shall cause any such parent entity to) offer to take (and if such offer is accepted, commit to take) all commercially responsible steps that it is capable of taking to avoid or eliminate impediments under any antitrust, competition, or trade regulation law that may be asserted by any Governmental Agency with respect to the Offer or the Merger so as to enable the Acceptance Date to occur no later than the Drop Dead Date, and shall take all commercially responsible steps to defend through litigation on the merits any claim asserted in any court by any party, including appeals. Each party shall (i) promptly notify the other party of any written communication to that party or its affiliates from any Governmental Agency and, subject to applicable law, permit the other party to review in advance any proposed written communication to any of the foregoing;
(ii) not agree to participate, or to permit its affiliates to participate, in any substantive meeting or discussion with any Governmental Agency in respect of any filings, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such Governmental Agency, gives the other party the opportunity to attend and participate thereat; and (iii) to the extent permitted under applicable law, furnish the other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives on the one hand, and any government or regulatory authority or members or their respective staffs on the other hand, with respect to this Agreement, the Offer and the Merger.

      Section 5.12 DIRECTORS' AND OFFICERS' INDEMNIFICATION. (a) The indemnification and liability limitation provisions of the Company's Certificate of Incorporation or By-Laws as in effect at the Acceptance Date shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of the Company. From and after the Acceptance Date, the Company (and, after the Effective Date, the Surviving Corporation) will honor, in accordance with their respective terms, each of the covenants contained in this Section 5.12, without limit as to time.

            (b) For a period of six years after the Acceptance Date, the Company (regardless of whether the Merger becomes effective) and, for a period of six years after the Effective Time, the Surviving Corporation, shall, to the fullest extent permitted under applicable law, indemnify and hold harmless each present and former director, officer, employee and agent of the Company or any of its subsidiaries (each, together with such person's heirs, executors or administrators, an "INDEMNIFIED PARTY" and collectively, the "INDEMNIFIED PARTIES") against any costs or expenses (including advancing reasonable attorneys' fees and other fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each

Indemnified Party to the fullest extent permitted by law provided that the Indemnified Party undertakes to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no right to appeal that such Indemnified Party was not entitled to indemnification hereunder), judgments, fines, penalties, ERISA excise taxes, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with (i) any action or omission occurring or alleged to have occurred prior to the Effective Time (including, without limitation, acts or omissions in connection with such persons serving as an officer, director, employee, agent or other fiduciary (including, without limitation, service with respect to an employee benefit plan) in any entity if such service was at the request or for the benefit of the Company) or (ii) the Merger or the other transactions contemplated by this Agreement, in each case to the fullest extent that the Company would have been permitted under Delaware law, as the same exists on the date of this Agreement or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment provides broader indemnification and liability limitation rights than permitted prior to the amendment), and under the Company's Certificate of Incorporation and By-Laws in effect on the date of this Agreement. The Company and the Surviving Corporation will cooperate in the defense of any such matter; PROVIDED, HOWEVER, that neither the Company nor the Surviving Corporation will be liable for any settlement effected without its written consent (which consent will not be reasonably withheld).

            (c) For a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company and its subsidiaries (provided that Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the Indemnified Parties, and which coverages and amounts shall be no less than the coverages and amounts provided at that time for the Parent's and/or Surviving Corporation's directors and officers); PROVIDED, HOWEVER, that the Surviving Corporation will not be required to expend in any year an amount in excess of 250% of the annual aggregate premiums currently paid by the Company for such insurance) with respect to matters arising on or before the Effective Time; and PROVIDED, FURTHER, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation will be obligated to obtain a policy with the best coverage available, in the reasonable judgment of its board of directors, for a cost not exceeding such amount.

            (d) The Surviving Corporation shall pay all reasonable expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section
5.12 PROVIDED, that neither of the Surviving Corporation nor the Company will be obliged pursuant to this Section 5.12 to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action.

            (e) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Certificate of Incorporation or By-Laws of the Company, any other indemnification or liability limitation arrangement, the DGCL or otherwise. The provisions of this Section 5.12 shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

            (f) If a claim for indemnification, advancement of expenses or other rights or benefits to which the Indemnified Party is entitled pursuant to this
Section 5.12 is not paid in full by the Company, or the Surviving Corporation, as the case may be, within 45 days after a written claim has been received by the Company, or Surviving Corporation (except in the case of a claim for an advancement of fees or expenses, in which case the applicable period shall be 20 days), the Indemnified Party may at any time thereafter bring suit against the Company, or the Surviving Corporation, as the case may be, to recover the unpaid amount of such claim. If successful in whole or in part in any such suit, or in a suit brought by the Surviving Corporation to recover advanced fees and expenses (pursuant to the terms of an undertaking by the Indemnified Party to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no right to appeal that the Indemnified Party was not entitled to indemnification hereunder), the Indemnified Party shall also be entitled to be paid the fees and expenses incurred in prosecuting or defending such suit. In any suit brought by the Indemnified Party to enforce a right to indemnification, advancement of fees or expenses or other benefits pursuant to this Section 5.12, or by Parent, the Company, or the Surviving Corporation, as the case may be, to recover any advancement of expenses pursuant to the terms of the Indemnified Party's undertaking, the burden of proving that the Indemnified Party is not entitled to such rights shall be on the Company, or the Surviving Corporation, as the case may be.

            (g) Parent agrees to cause its United States holding company subsidiary, Bodycote International, Inc. ("BII") to agree to fulfill any unsatisfied obligations of the Company and the Surviving Corporation under this
Section 5.12. If the Company, BII or the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or any substantial portion of their properties and assets to any person, then and in each such case, proper provision shall be made so that the successors and assigns of the Company, BII or the Surviving Corporation, or the acquiror of such assets, as the case may be assume the obligations set forth in this Section 5.12.

      Section 5.13 SECTION 16 MATTERS. Prior to the Acceptance Date, Parent and the Company shall take all such steps as may be required and permitted to cause the transactions contemplated by this Agreement, including any dispositions of shares of Company Common Stock (including derivative securities with respect to shares of Company Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

      Section 5.14 FURTHER ASSURANCES. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or other things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

      Section 5.15 STANDSTILL AGREEMENTS; CONFIDENTIALITY AGREEMENTS; ANTI-TAKEOVER PROVISIONS. During the period from the date of this Agreement through the Effective Time, the Company will not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its subsidiaries is a party, other than the Confidentiality Agreement pursuant to its terms or by written agreement of the parties thereto. During such period, the Company shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or of any state having jurisdiction. In addition, except in connection with a termination pursuant to 7.01(e), the Company will not approve an Acquisition Transaction, other than the Offer, the Merger and the other transactions contemplated by this Agreement, for purposes of Section 203 of the DGCL.

      Section 5.16 TRANSFER TAXES. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, applications or other documents regarding any real property transfer, stamp, recording, documentary or other taxes and any other fees and similar taxes which become payable in connection with the Merger (collectively, "TRANSFER TAXES"). From and after the Effective Time, Parent shall pay or cause to be paid, without deduction or withholding from any amounts payable to the holders of shares of Company Common Stock, all Transfer Taxes.

      Section 5.17 RIGHTS PLAN. The Board of Directors of the Company shall take all further action (in addition to that referred to in Section 4.02(b)) reasonably requested in writing by Parent in order to render the Company Rights inapplicable to the Offer, the Merger and the other transactions contemplated by this Agreement and the Voting Agreement. Except as provided above with respect to the Offer, the Merger and the other transactions contemplated by this Agreement and the Voting Agreement, except in connection with a termination pursuant to 7.01(e), the Board of Directors of the Company shall not, without the consent of Parent (a) amend the Company Rights Agreement or (b) take any action with respect to, or make any determination under, the Company Rights Agreement, including a redemption of the rights or any action to facilitate an Acquisition Proposal.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

      Section 6.01 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction on or prior to the Closing Date of the following conditions (any or all of which may be waived by the parties hereto in writing, in whole or part, to the extent permitted by applicable law, but by the Company only with Independent Director Approval):

            (a) Merger Sub shall have purchased shares of Company Common Stock pursuant to the Offer, except that this condition shall not be a condition to Parent's and Merger Sub's obligation to effect the Merger if Merger Sub shall have failed to purchase shares of Company Common Stock pursuant to the Offer in breach of (or as a result of Parent's breach of) this Agreement;

            (b) this Agreement and the Merger shall have been approved and adopted by the requisite vote of the Stockholders if required by the DGCL;

            (c) no judgment, injunction, order or decree of a court or governmental agency or authority of competent jurisdiction shall be in effect restraining or prohibiting the consummation of the Merger; provided, however, that no party may rely on this condition if it is in breach of its obligations under Section 5.11 hereof and such breach has, directly or indirectly, resulted in such judgment, injunction, order or decree being in effect; and

            (d) (i) any waiting period applicable to consummation of the Merger under the HSR Act and Foreign Antitrust Laws shall have expired or been terminated and (ii) all approvals required under Foreign Antitrust Laws before consummation of the Merger shall have been obtained, except in the case of (i) and (ii) above, such waiting periods (other than the HSR Act) or approvals the failure of which to expire or be obtained is not reasonably likely to have a Company Material Adverse Effect or to provide a reasonable basis to conclude that the Company, Parent or Merger Sub or any of their respective directors, officers, agents, advisors or other representatives would be subject to the risk of criminal liability.

                                   ARTICLE VII

                                   TERMINATION

      Section 7.01 TERMINATION. This Agreement may be terminated and the Offer and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time (notwithstanding the approval, if any, of this Agreement by the Stockholders):

            (a) by mutual written consent of the Company (including, from and after the Acceptance Date, the Independent Director Approval contemplated by
Section 1.03(c)) and Parent;

            (b)   by either Parent or the Company:

      (i) if Merger Sub shall not have accepted for payment any shares of Company Common Stock pursuant to the Offer prior to the date that is six months after the date hereof (the "DROP DEAD DATE"). The right to terminate this Agreement pursuant to this Section 7.01(b)(i) shall not be available to any party whose material breach of this Agreement has been the principal cause of the failure of shares of Company Common Stock to have been purchased pursuant to the Offer by the Drop Dead Date; or

      (ii) if any governmental entity shall have enacted a law, issued an order, injunction or other decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for the Company Common Stock pursuant to the Offer, the Merger or the Voting Agreement and such order, injunction, decree or ruling or other action shall have become final and nonappealable.

            (c) prior to the Acceptance Date by Parent if the Company shall have breached any of its representations, warranties or covenants contained in this Agreement, which breach would give rise to the failure of a condition set forth in paragraph (c) or (d) of Exhibit A and which breach has not been cured within 10 calendar days of receipt of written notice thereof by the Company from Parent or is incapable of being cured by the Company prior to the Drop Dead Date;

            (d) prior to the Acceptance Date by the Company if Parent or Merger Sub shall have materially breached any of their representations, warranties or covenants contained in this Agreement and which breach has not been cured within 10 calendar days of receipt of written notice thereof by Parent from the Company or is incapable of being cured by Parent or Merger Sub prior to the Drop Dead Date;

            (e) prior to the Acceptance Date by the Company if (i) the Company is not in material breach of Section 5.03, (ii) the Board of Directors of the Company has determined, in good faith and after consultation with and the advice of its independent financial advisor and legal counsel that entering into a binding written agreement concerning a transaction that constitutes a Superior Proposal is necessary to comply with their fiduciary duties to Stockholders,
(iii) the Board of Directors of the Company has authorized the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that the Board of Directors of the Company has determined in good faith and after consultation with and the advice of its independent financial advisor and legal counsel is a Superior Proposal, (iv) the Company gives Parent notice (which may be revoked by the Company by a subsequent notice to that effect) in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice and engages in good faith negotiations with Parent with respect to such changes as Parent may propose to this Agreement, and (v) the Company and Parent are not able to reach agreement, within four business days of receipt of the Company's written notification of its intention to enter into a binding agreement for Superior Proposal, on amendments to this Agreement that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, is (taking into account all the terms and conditions of such amendments) at least as favorable to the Stockholders as the terms and conditions of the Superior Proposal taken as a whole. The Company agrees (x) that it will not enter into a binding agreement referred to in clause (ii) above until at least the fourth business day after it has provided the notice (which has not been revoked) to Parent required thereby and (y) to notify Parent promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification. Notwithstanding the foregoing, no termination pursuant to this Section 7.01(e) will be effective unless and until the Company has entered into a binding written agreement concerning a transaction that constitutes a Superior Proposal and has paid the Termination Fee payable pursuant to Section 8.01(c);

            (f) prior to the Acceptance Date by Parent, if (i) the Board of Directors of the Company or any committee thereof shall have failed to recommend, or shall have withdrawn, adversely modified or adversely amended in any material respect its approval or recommendation of the Offer, the Merger or this Agreement to the Stockholders or fails to reconfirm its recommendation of this Agreement within five business days after a written request from Parent to do so, it being understood that (x) the fact that the Company or any of the other persons described in Section 5.03(a) has taken any of the actions that would be proscribed by Section 5.03(a) but for Section 5.03(b) and disclosure of such fact, (y) disclosure of any competing proposal that is not being recommended by the Board of Directors of the Company, or (z) disclosure of any other facts or circumstances, in each case together with a statement that the Board of Directors of the Company continues to recommend the Offer, the Merger and this Agreement, shall not be considered to be a withdrawal, adverse modification or adverse amendment in any material respects of such approval or recommendation or a failure to reconfirm its recommendation of this Agreement;
(ii) the Board of Directors of the Company or any committee thereof shall have recommended any proposal other than by Parent in respect of any Acquisition Transaction, (iii) the Company shall have taken any action that would be proscribed, or not taken any action that would be required, by Section 5.03(a) but for 5.03(b), (iv) the Company shall have entered into a definitive agreement for a Superior Proposal or (v) in the case of clauses (i), (ii), (iii) and (iv), the Board of Directors of the Company or any committee thereof shall have resolved to take such action; or

            (g) by the Company if as the result of the failure to be satisfied of any of the conditions set forth in Exhibit A, Parent or Merger Sub shall have terminated or withdrawn the Offer or the Offer shall have expired without Merger Sub having purchased any Shares pursuant thereto; provided, however, that the Company may not terminate this Agreement pursuant to this Section 7.01(g) if the failure of any such condition to be satisfied at the time of such termination results from (i) the Company's failure to perform any of its obligations under this Agreement or (ii) facts or circumstances that constitute a breach of any representation or warranty of the Company under this Agreement.

                                  ARTICLE VIII

                                  MISCELLANEOUS

      Section 8.01 EFFECT OF TERMINATION. (a) In the event of termination of this Agreement by either Parent or the Company prior to the Acceptance Date pursuant to the provisions of Section 7.01, this Agreement shall forthwith become void, and there shall be no liability or further obligation on the part of the Company, Parent, Merger Sub or their respective officers or directors (except as set forth in this Section 8.01, in the second sentence of Section
5.04 and in Sections 5.10 and 8.05, all of which shall survive the termination). Nothing in this Section 8.01 shall relieve any party from liability for any willful or material breach prior to termination of any covenant or agreement of such party contained in this Agreement.

            (b) (i) In the event that this Agreement is terminated by Parent pursuant to Section 7.01(c) based on the Company having breached any of its representations, warranties or covenants contained in this Agreement and the existence of the condition set forth in paragraph (c) or (d), as applicable, of Exhibit A, and (ii) the Company enters into a definitive agreement with respect to or consummates an Acquisition Transaction within 12 months after such termination, then the Company shall promptly, but in no event later than two business days after the date of entering into such agreement or, if no definitive agreement is entered into, the date of (and as a condition to) the consummation of such transaction, pay Parent a termination fee of $4,500,000 (the "TERMINATION FEE") plus Parent's Expenses.

            (c) In the event that this Agreement is terminated (i) by the Company pursuant to Section 7.01(e) or by Parent pursuant to Section 7.01(f), the Company shall, in the case of termination by the Company, prior to or concurrently with such termination, and in the case of termination by Parent, promptly but in no event later than two business days after the date of such termination, pay Parent the Termination Fee plus Parent's Expenses.

            (d) In the event that this Agreement is terminated by either the Company or Parent pursuant to Section 7.01(b)(i) or 7.01(g) if, prior to such termination, the Minimum Condition shall not have been satisfied and a proposal for an Acquisition Transaction shall have been made known to the Company or been made directly to its Stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a proposal for an Acquisition Transaction and an Acquisition Transaction is consummated within 12 months of such termination of this Agreement, then the Company shall promptly, but in no event later than two business days after the date of such consummation, pay Parent the Termination Fee plus Parent's Expenses.

            (e) The Company acknowledges that the Agreements contained in
Section 8.01(b), (c) and (d) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to Section 8.01(b), (c) or (d), and, in order to obtain such payments, Parent or Merger Sub commences a suit which results in a judgment against the Company for the fee set forth in Section
8.01 (b), (c) or (d), the Company shall pay to Parent or Merger Sub its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the Company's borrowing rate under its credit facilities in effect on the date such payment was required to be made.

            (f) For purposes of this Agreement, the term "PARENT'S EXPENSES" means an amount, not to exceed $1,000,000, of all actual and reasonably documented out-of-pocket fees, costs and other expenses incurred or assumed by Parent or Merger Sub or incurred on their behalf in connection with this Agreement or any of the transactions contemplated hereby, including without limitation, in connection with the negotiation, preparation, execution and performance of this Agreement, the structuring and financing of the Offer and the Merger and the other transactions contemplated hereby, or any commitments or agreements relating to such financing, including, without limitation, fees and expenses payable to all banks, investment banking firms, other financial institutions and other persons and their respective agents and counsel for arranging, committing to provide or providing any financing for the Offer and the Merger and any other transactions contemplated hereby or structuring, negotiating or advising with respect to such transactions or such financing, and all fees and expenses of counsel, accountants, experts and environmental, actuarial, insurance and other consultants to Parent or Merger Sub.

      Section 8.02 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. No representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Acceptance Date, with respect to representations and warranties of the Company, or the Effective Time, with respect to representations and warranties of Parent and Merger Sub. This Section
8.02 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after such time.

      Section 8.03 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            If to Parent or Merger Sub, to:

            Bodycote International plc
            Hulley Road
            Hurdsfield, Macclesfield
            Chesire England SK10 2SG
            Attention:  David Landless
            Facsimile:  44 1625 505 313

            with a copy to:

            Jones, Day, Reavis & Pogue
            599 Lexington Avenue
            New York, NY  10022
            Attention:  Marilyn Sonnie
            Facsimile:  (212) 755-7306

            Dresdner Kleinwort Benson
            75 Wall Street, 34th Floor
            New York, NY  10005
            Attention:  Joe Pellitteri
            Facsimile:  (212) 429-2083

            Pray, Walker, Jackman, Williamson & Marlar
            100 W. Fifth Street, 9th Floor
            Tulsa, OK  74103-4218
            Attention:  Terry Doverspike
            Facsimile:  (918) 581-5599

            If to the Company, to:

            Lindberg Corporation
            6133 North River Road, Suite 700
            Rosemont, IL  60018
            Attention:  Leo G. Thompson
            Facsimile:  (847) 823-0795

            with a copy to:

            Bell, Boyd & Lloyd LLC
            70 W. Madison, Suite 3300
            Chicago, IL  60202
            Attention:  John H. Bitner
            Facsimile:  (312) 372-2098

      Section 8.04 INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (ii) "knowledge" shall mean actual knowledge of Leo G. Thompson, Stephen S. Penley, Michael W. Nelson, Paul J. McCarren, Geoffrey S. Calhoun, Jerome R. Sullivan, or Terrence D. Brown or the executive officers of Parent, as the case may be, and (iii) reference to any Article or Section means such Article or Section hereof. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

      Section 8.05 MISCELLANEOUS. This Agreement (including the documents and instruments referred to herein) shall not be assigned by operation of law or otherwise except that Merger Sub may assign its obligations under this Agreement to any other wholly-owned subsidiary of Parent subject to the terms of this Agreement. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

      Section 8.06 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

      Section 8.07 AMENDMENTS; EXTENSIONS. (a) This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after the Company Stockholder Approval has been obtained; provided that, (i) after Acceptance Date (A) no amendment shall be made which decreases the Merger Consideration and (B) any amendment will require the Independent Director Approval contemplated by Section

1.03 and (ii) after the Company Stockholder Approval has been obtained, there shall be made no amendment that by law requires further approval by Stockholders without the further approval of such Stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

            (b) At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors (which after the Acceptance Date will require, with respect to the Company, the Independent Director Approval contemplated by Section 1.03), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein; provided that after the Company Stockholder Approval has been obtained, there shall be made no waiver that by law requires further approval by Stockholders without the further approval of such Stockholders. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure or delay of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

      Section 8.08 ENTIRE AGREEMENT. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any person other than the parties hereto any rights or remedies hereunder except for the provisions of Sections 5.06 and 5.12, which are intended for the benefit of the Company's former and present officers, directors, employees and agents.

      Section 8.09 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

      Section 8.10 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

      Section 8.11 NO ADMISSION. Nothing herein, including Section 4.11, shall be deemed an admission by the Company, in any action or proceeding by or on behalf of a third-party, that such third-party is not in breach or violation of, or in default in, the performance or observance of any term or provision of any contract.

      Section 8.12 NO PUNITIVE DAMAGES. Notwithstanding anything in this Agreement to the contrary, each of the parties to this Agreement acknowledges and agrees that it shall not be entitled to punitive damages as a remedy in any action brought in connection with this Agreement or any of the transactions contemplated thereby.

      Section 8.13 INCORPORATION OF EXHIBIT A. Exhibit A attached hereto is hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

      Section 8.14 JURISDICTION; CONSENT TO SERVICE OF PROCESS. (a) Each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Chancery or other courts of the State of Delaware (a "DELAWARE COURT"), and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment resulting from any suit, action or proceeding, and each party hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in a Delaware Court.

            (b) It will be a condition precedent to each party's right to bring any such suit, action or proceeding that such suit, action or proceeding, in the first instance, be brought in a Delaware Court (unless such suit, action or proceeding is brought solely to obtain discovery or to enforce a judgment), and if each such court refuses to accept jurisdiction with respect thereto, such suit, action or proceeding may be brought in any other court with jurisdiction; provided that the foregoing will not apply to any suit, action or proceeding by a party seeking indemnification or contribution pursuant to this Agreement or otherwise in respect of a suit, action or proceeding against such party by a third party if such suit, action or proceeding by such party seeking indemnification or contribution is brought in the same court as the suit, action or proceeding against such party.

            (c) No party may move to (i) transfer any such suit, action or proceeding from a Delaware Court to another jurisdiction, (ii) consolidate any such suit, action or proceeding brought in a Delaware Court with a suit, action or proceeding in another jurisdiction, or (iii) dismiss any such suit, action or proceeding brought in a Delaware Court for the purpose of bringing the same in another jurisdiction.

            (d) Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, (i) any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in a Delaware Court,
(ii) the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court, and (iii) the right to object, with respect to such suit, action or proceeding, that such court does not have jurisdiction over such party. Each party irrevocably consents to service of process in any manner permitted by law.

      Section 8.15 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

      Section 8.16 SCHEDULES. Any matter disclosed in any section or subsection of the Company Disclosure Schedule relating to representations and warranties shall be deemed to be incorporated in and disclosed for the purposes of any other section or subsection of the Company

Disclosure Schedule relating to representations and warranties to which it may be relevant to the extent such relevance is reasonably apparent on its face. All references to section numbers are references to Sections of this Agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                          LINDBERG CORPORATION


                                          By: /s/ Leo G. Thompson
                                             -------------------------------
                                             Name: Leo G. Thompson
                                             Title: President


                                          BODYCOTE INTERNATIONAL PLC


                                          By: /s/ John Chesworth
                                             -------------------------------
                                             Name: John Chesworth
                                             Title: Chief Executive Officer


                                          BODYCOTE INVESTMENTS VI INC


                                          By: /s/ John Hubbard
                                             -------------------------------
                                             Name: John Hubbard
                                             Title: President

                                                                       EXHIBIT A
                                                                       ---------



                             CONDITIONS OF THE OFFER
                             -----------------------


      Notwithstanding any other term of the Offer or the Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Merger Sub's obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), pay for and (subject to any such rules or regulations) may delay the acceptance for payment of any tendered shares of Company Common Stock (except as provided in this Agreement) or amend or terminate the Offer (whether or not any shares have theretofore been purchased or paid for pursuant to the Offer), (A) unless the following conditions shall have been satisfied (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of shares of Company Common Stock which, when added together with any shares of Company Common Stock that Merger Sub has the unimpaired right to acquire pursuant to the Voting Agreement (but that have not been validly tendered or have been withdrawn prior to the Acceptance Date) and all other shares of Company Common Stock then owned by Parent and its subsidiaries, represents at least a majority of the total voting power of the outstanding securities of the Company entitled to vote in the election of directors or in a merger ("VOTING SECURITIES") on a fully diluted basis ("on a fully diluted basis" having the following meaning as of any date: the number of Voting Securities outstanding, together with Voting Securities issuable pursuant to obligations outstanding at that date under stock options and any other rights (other than Company Rights, if such Company Rights are not at such time exercisable) to acquire Voting Securities, assuming the absence of any vesting requirements or conditions) (the "MINIMUM TENDER CONDITION"), (ii) any requisite waiting period under the HSR Act applicable to the purchase of shares of Company Common Stock pursuant to the Offer or to the Merger shall have been terminated or shall have expired, and (iii) the applicable waiting periods under the Foreign Antitrust Laws shall have been terminated or shall have expired, except for such waiting periods under Foreign Antitrust Laws the failure of which to terminate or expire would not reasonably be expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect or to provide a reasonable basis to conclude that the parties hereto or any of their respective directors, officers, agents, advisors or other representatives would be subject to the risk of criminal liability or (B) if, immediately prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer, any of the following conditions exists:

            (a) there shall have been entered, enforced or issued by any governmental regulatory or administrative entity or commission of competent jurisdiction, any judgment, order, injunction, ruling or decree (i) which makes illegal, restrains or prohibits the making of the Offer, the acceptance for payment of, or payment for, any shares of Company Common Stock by Parent or Merger Sub (including pursuant to the Voting Agreement), or the consummation of the Merger or (ii) which prohibits or materially impairs the ownership or operation by Parent or any of its subsidiaries of the Company and its subsidiaries, or any material portion of their business or assets or compels Parent (or any of its affiliates or subsidiaries) to dispose of or hold separate any material portion of its or the Company's business or assets;

            (b) There shall have been any statute, rule, regulation, legislation, executive order, interpretation or other similar action enacted, enforced, promulgated, taken, amended or issued by any governmental, regulatory or administrative entity or commission of competent jurisdiction or deemed by any such entity or commission applicable to (i) Parent, the Company or any subsidiary or affiliate of Parent or the Company or (ii) any transaction contemplated by this Agreement, in each case which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in clauses (i) or (ii) of paragraph (a) above;

            (c) the representations and warranties of the Company contained in this Agreement shall not be true and correct as of such time, except for such failures to be true and correct that, in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect;

            (d) the Company shall have failed to perform in any material respect any material obligation required to be performed by it at or prior to such time under this Agreement;

            (e) this Agreement shall have been terminated in accordance with its terms; or

            (f) there shall have occurred (i) any suspension or limitation of trading in securities generally on the New York Stock Exchange, Nasdaq Stock Market or London Stock Exchange (not including any intraday suspension due to "circuit breakers" or any suspension or limitation of trading in any particular security) or any setting of minimum prices for trading on such exchange, or (ii) any banking moratorium declared by the U.S. Federal, New York or English authorities or any suspension of payments in respect of banks in the United States.

      Subject to the obligations of Parent and Merger Sub under this Agreement, the foregoing conditions are for the sole benefit of Merger Sub and Parent and may be asserted by Merger Sub or Parent regardless of the circumstances (including any action or inaction by Merger Sub or Parent) giving rise to such conditions and such conditions may be waived by Merger Sub and Parent in whole or in part at any time and from time to time in their reasonable discretion and subject to the terms of this Agreement. The failure by Parent, Merger Sub or any other affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and, subject to the terms of this Agreement, each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.